As filed with the Securities and Exchange Commission on December 3, 2014.
Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F‑1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dorian LPG Ltd.
(Exact name of registrant as specified in its charter)
Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674‑9695
(Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)
Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (telephone number) (212) 480‑8421 (facsimile number)
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Common Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, $0.01 par value per share, to be offered by certain selling shareholders	33,789,576	$12.92	$436,561,321.92	$50,728.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions or as a result of the operation of anti-dilutive provisions and adjustments to conversion ratios.
(2)	Pursuant to Rule 457(c), the offering price and registration fee are computed on the average of the high and low prices for the common shares on the New York Stock Exchange on December 1, 2014.
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $50,728.43, which is equal to .0001162 multiplied by the proposed maximum aggregate offering price of $436,561,321.92.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2014

PRELIMINARY PROSPECTUS

Up to 33,789,576 of our Common Shares
Offered by the Selling Shareholders

Dorian LPG Ltd.
_________________

The selling shareholders named in the section "Selling Shareholders" of this prospectus, or their respective donees, pledgees, transferees or other successors in interest, which we refer to collectively as the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 33,789,576 of our common shares.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which our common shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 40.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of the common shares by the Selling Shareholders. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled "Selling Shareholders" and "Plan of Distribution" in this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the common shares sold under this prospectus.

_________________

Our common shares are currently listed on the New York Stock Exchange under the symbol "LPG". On November 26, 2014, the last reported sale price of our common shares was $14.86 per share.
_________________

Investing in our common shares involves risks. See "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed on July 30, 2014, and incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is                    , 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	8
USE OF PROCEEDS	10
CASH AND CAPITALIZATION	11
PER SHARE MARKET PRICE INFORMATION	12
DIVIDEND POLICY	13
SELECTED FINANCIAL AND OPERATING DATA	14
SELLING SHAREHOLDERS	18
PRINCIPAL SHAREHOLDERS	19
DESCRIPTION OF CAPITAL STOCK	20
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	25
TAX CONSIDERATIONS	28
PLAN OF DISTRIBUTION	35
ENFORCEABILITY OF CIVIL LIABILITIES	37
LEGAL MATTERS	37
EXPERTS	37
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	38
WHERE YOU CAN FIND ADDITIONAL INFORMATION	38
DOCUMENTS INCORPORATED BY REFERENCE	38

As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 674-9695. See "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Information contained on our website does not constitute part of this prospectus. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Selling Shareholders is not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery.  Our business, financial condition, results of operations and prospects may have changed since that date. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus or incorporated by reference herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the more detailed information that appears later in this prospectus, including the section entitled "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed on July 30, 2014, and incorporated by reference herein, before making an investment in our common shares.

Unless otherwise indicated, references to "Dorian," the "Company," "we," "our," "us," or similar terms refer to Dorian LPG Ltd. and its subsidiaries.  The terms "Predecessor" and "Predecessor Business" refer to the owning companies of the four vessels of our Initial Fleet, as defined below, prior to their acquisition by us. We use the term "VLGC" to refer to very large gas carriers. We use the term "LPG" to refer to liquefied petroleum gas and we use the term "cbm" to refer to cubic meters in describing the carrying capacity of our vessels.  References in this prospectus to "Statoil," "Shell" and "Vitol" refer to Statoil ASA, Royal Dutch Shell plc, and Vitol S.A., respectively, and certain of each of their subsidiaries that are our customers. Unless otherwise indicated, all references to "U.S. dollars," "USD," "dollars," "U.S.$," and "$" in this prospectus are to the lawful currency of the United States of America and references to "Norwegian Kroner" and "NOK" are to the lawful currency of Norway.

Our Company

We are a Marshall Islands corporation headquartered in the United States and primarily focused on owning and operating VLGCs, each with a cargo‑carrying capacity of greater than 80,000 cbm. Our initial fleet consisted of three modern 82,000 cbm VLGCs and one pressurized 5,000 cbm vessel (the"Initial Fleet"). We currently own and operate six LPG carriers, including two fuel-efficient 84,000 cbm ECO-design VLGCs constructed by Hyundai Heavy Industries Co., Ltd. ("Hyundai" or "HHI") and delivered in July 2014 and September 2014, as well as the Initial Fleet, through our management function which was brought in‑house from our existing managers at the end of the second calendar quarter of 2014. In addition, we have newbuilding contracts for the construction of seventeen new fuel‑efficient 84,000 cbm ECO-design VLGCs at Hyundai and Daewoo Shipping and Marine Engineering Ltd. ("Daewoo"), both of which are based in South Korea, with scheduled deliveries between January 2015 and January 2016.

Our principal shareholders include Scorpio Tankers Inc. ("Scorpio Tankers") (NYSE:STNG); SeaDor Holdings LLC ("SeaDor Holdings"), an affiliate of SEACOR Holdings Inc. (NYSE:CKH); Kensico Capital Management Corporation ("Kensico Capital Management") and Dorian Holdings LLC ("Dorian Holdings"), which own approximately 16.3%, 16.1%, 13.9% and 9.8%, respectively, of our total shares outstanding, as of November 26, 2014. Each is represented on our board of directors or retains the right to appoint a director. Our customers include global energy companies such as Statoil and Shell, commodity traders such as Vitol, and industrial users. Two of our vessels are currently on time charters. Our first newbuilding, the Comet, is on a five-year time charter to Shell that began on July 25, 2014 and the Captain Markos NL is currently on a time charter to Statoil that will conclude in December 2014. Immediately following the conclusion of the Statoil time charter, the Captain Markos NL will commence a five-year time charter with Shell.

We were incorporated on July 1, 2013 under the laws of the Republic of the Marshall Islands for the purpose of owning and operating LPG carriers. On July 29, 2013, in connection with our formation, we entered into concurrent transactions in which we issued an aggregate of 18,644,324 common shares to Dorian Holdings, SeaDor Holdings and other investors, in exchange for the four vessels in our Initial Fleet, including our assumption of debt obligations associated with the vessels, contracts for the construction of three newbuilding VLGCs and options to acquire an additional three newbuilding VLGCs, which we have since exercised, and net proceeds of approximately $162 million. On November 26, 2013, we completed the acquisition of 13 VLGC newbuilding contracts, associated deposits to shipyards and cash from Scorpio Tankers in return for 7,990,425 common shares, and we simultaneously completed a private placement in Norway of 16,081,081 common shares for net proceeds of approximately $243 million. On February 12, 2014, we completed a private placement in Norway of 5,649,200 common shares for net proceeds of approximately $96 million. On April 25, 2014, we completed a private placement of 1,412,698 common shares with a strategic investor for net proceeds of approximately $25.9 million. On May 13, 2014, we completed an initial public offering of 7,105,263 common shares on the New York Stock Exchange at a price of $19.00 per share, or $135.0 million in gross proceeds not including underwriting fees or offering costs of $11.5 million. On May 22, 2014, we completed the issuance of 245,521 common shares related to the overallotment exercise by the underwriters of the Company's initial public offering at a price of $19.00 per share, or $4.7 million in gross proceeds not including underwriting fees or closing costs of $0.3 million.

Our Fleet

Our operating fleet currently consists of six LPG carriers, including two fuel-efficient 84,000 cbm ECO-design VLGCc, three modern 82,000 cbm VLGCs and one pressurized 5,000 cbm vessel. In addition, we have newbuilding contracts for the construction of seventeen new fuel‑efficient 84,000 cbm VLGCs at Hyundai and Daewoo, both of which are based in South Korea, with scheduled deliveries between January 2015 and January 2016.

Each of our newbuildings will be an ECO‑design vessel incorporating advanced fuel efficiency and emission‑reducing technologies. Upon completion of our VLGC Newbuilding Program in January 2016, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 10.6 years.

The following table sets forth certain information regarding our vessels as of the date of this prospectus:
	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Charterer	Charter Expiration(1)
OPERATING FLEET
VLGC
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Spot	—
Captain John NP	82,000	Hyundai	A	2007	—	Spot	—
Captain Markos NL (3)	82,000	Hyundai	A	2006	—	Statoil	Q4 2014
						Shell	Q4 2019
Comet (4)	84,000	Hyundai	B	2014	X	Shell	Q4 2019
Corsair (5)	84,000	Hyundai	B	2014	X	Spot	—

Small Pressure
Grendon	5,000	Higaki		1996	—	Spot	—
NEWBUILDING VLGCs
Corvette	84,000	Hyundai	B	Q1 2015	X	—	—
Cougar	84,000	Hyundai	B	Q2 2015	X	—	—
Cobra	84,000	Hyundai	B	Q2 2015	X	—	—
Continental	84,000	Hyundai	B	Q2 2015	X	—	—
Concorde	84,000	Hyundai	B	Q2 2015	X	—	—
Constitution	84,000	Hyundai	B	Q2 2015	X	—	—
Commodore	84,000	Hyundai	B	Q3 2015	X	—	—
Constellation	84,000	Hyundai	B	Q3 2015	X	—	—
Cresques	84,000	Daewoo	C	Q3 2015	X	—	—
Cheyenne	84,000	Hyundai	B	Q3 2015	X	—	—
Clermont	84,000	Hyundai	B	Q3 2015	X	—	—
Chaparral	84,000	Hyundai	B	Q4 2015	X	—	—
Commander	84,000	Hyundai	B	Q4 2015	X	—	—
Cratis	84,000	Daewoo	C	Q4 2015	X	—	—
Copernicus	84,000	Daewoo	C	Q4 2015	X	—	—
Challenger	84,000	Hyundai	B	Q1 2016	X	—	—
Caravel	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000
________________________
(1)	Represents calendar year quarters.
(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(3)
Currently on time charter with Statoil expected to conclude in December 2014. Immediately upon conclusion of that time charter, a 5 year time charter with Shell will commence at a rate of $850,000 per month.

(4)	Delivered on July 25, 2014 and on a time charter with Shell that began on that date at a rate of $945,000 per month.
(5)	Delivered on September 26, 2014 and currently in the spot market.

Installment payments made by us or through acquisitions total $489.6 million under our VLGC Newbuilding Program and our remaining contractual commitments total approximately $1.0 billion, as of November 26, 2014.  Although we can provide no assurance that we will be successful in obtaining financing at all or on satisfactory terms, we plan to finance the estimated remaining project costs for the vessels in our VLGC Newbuilding Program with cash on hand and borrowings in an estimated amount of approximately $750 million under new credit facilities currently being negotiated with commercial banks and Korean export credit agencies.

Management of Our Business

All technical and commercial management services for our fleet are provided by the following wholly-owned subsidiaries:

•	Dorian LPG (USA) LLC provides financial and commercial management services to us;

•	Dorian LPG (UK) Ltd provides chartering, post-fixture operations, legal and risk management services for us; and

•	Dorian LPG Management Corp. (Greece) provides technical, health/safety/environmental/quality, human resource and accounting services to us.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to benefit from our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, commodity prices, global economic activity, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, ability to comply with covenants in the credit facilities we have or may enter into, ability to finance capital projects, and ability to successfully employ our LPG carriers.

You should carefully consider the risks described in the section entitled "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed on July 30, 2014, and incorporated by reference herein, and the other information in this prospectus, before deciding whether to invest in our common shares.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"), and the related provisions of the Securities Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
the ability to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with market capitalization of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands on July 1, 2013 as a subsidiary of Dorian Holdings, for the purpose of owning and operating LPG carriers.

On July 29, 2013, in connection with our formation, we entered into concurrent transactions in which we issued an aggregate of 18,644,324 common shares to Dorian Holdings, SeaDor Holdings and other investors, in exchange for the four vessels in our Initial Fleet, including our assumption of debt obligations associated with the vessels, contracts for the construction of three newbuilding VLGCs and options to acquire an additional three newbuilding VLGCs, which we have since exercised, and net proceeds of approximately $162 million as described in Note 1 to the consolidated financial statements included in our Annual Report on Form 20-F, filed with the SEC on July 30, 2014 and incorporated by reference herein.

As of the date of this prospectus, Scorpio Tankers, SeaDor Holdings, Kensico Capital Management and Dorian Holdings control a substantial ownership percentage in us, representing approximately 16.3%, 16.1%, 13.9% and 9.8%, respectively, of our outstanding common shares.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands. Effective July 1, 2014, vessel management services for our fleet is provided through our wholly-owned subsidiaries Dorian LPG (USA) LLC, Dorian LPG (UK) Ltd and Dorian LPG Management Corp., incorporated in Delaware, the United Kingdom and the Republic of the Marshall Islands, respectively.

The following diagram depicts our organizational structure:

Dorian LPG Ltd. (Marshall Islands)

Vessel Management Companies: Dorian LPG (USA) LLC (Delaware) Dorian LPG (UK) Ltd (United Kingdom) Dorian LPG Management Corp. (Marshall Islands)	Vessel Owning Subsidiaries: (Marshall Islands) CNML LPG Transport LLC CJNP LPG Transport LLC CMNL LPG Transport LLC Grendon Tanker LLC Comet LPG Transport LLC Corsair LPG Transport LLC

Newbuild Vessel Owning Subsidiaries:
(Marshall Islands)
Corvette LPG Transport LLC
Dorian Houston LPG Transport LLC
Dorian Shanghai LPG Transport LLC
Dorian Sao Paulo LPG Transport LLC
Dorian Ulsan LPG Transport LLC
Concorde LPG Transport LLC
Dorian Amsterdam LPG Transport LLC
Dorian Dubai LPG Transport LLC
Dorian Monaco LPG Transport LLC
Constellation LPG Transport LLC
Dorian Barcelona LPG Transport LLC
Dorian Geneva LPG Transport LLC
Dorian Cape Town LPG Transport LLC
Dorian Tokyo LPG Transport LLC
Commander LPG Transport LLC
Dorian Explorer LPG Transport LLC
Dorian Exporter LPG Transport LLC

CORPORATE INFORMATION

 Our principal executive offices are at 27 Signal Road, Stamford, Connecticut 06878. Our telephone number at that address is (203) 674-9695. Our website is www.dorianlpg.com. The information contained on our website is not a part of this registration statement.

OTHER INFORMATION

Because we are incorporated under the laws of Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Enforceability of Civil Liabilities" for more information.

THE OFFERING

Securities offered by the Selling Shareholders	33,789,576 common shares.
Common shares outstanding before and after this offering	57,783,494 common shares.
Use of proceeds	We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.

Dividend policy
We have not paid any dividends since our inception in July 2013, and do not expect to pay dividends in the near-term due to our expansion strategy.
However, our longer-term objective is to pay dividends in order to enhance shareholder returns. The timing and amount of any dividend payments will depend on, among other things, earnings, capital expenditure commitments, market prospects, current capital expenditure programs, investment opportunities, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, and the terms and restrictions of our loan agreement and other future credit facilities.

Please see the section entitled "Dividend Policy."
NYSE listing	Our common shares are traded on the New York Stock Exchange under the symbol "LPG."
Tax considerations
See "Taxation — United States Taxation" for a general summary of the U.S. federal income taxation of the ownership and disposition of our securities. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payment of any dividends paid by us to our shareholders. See "Tax Considerations."

Risk factors
Investment in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed on July 30, 2014, and incorporated by reference herein, and all other information set forth in this prospectus before investing in our common shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Where any forward-looking statement includes a statement about the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, our management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. Forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. Forward-looking statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus, and also include, among others, risks associated with the following:

•	future operating or financial results;

•	our limited operating history;

•	pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	future production of LPG, refined petroleum products and oil prices;

•	infrastructure to support marine transportation of LPG, including pipelines and terminals;

•	competition in the marine transportation industry;

•	oversupply of LPG vessels comparable to ours;

•	future supply and demand for oil and refined petroleum products and natural gas of which LPG is a byproduct;

•	global and regional economic and political conditions;

•	shipping market trends, including charter rates, factors affecting supply and demand and world fleet composition;

•	ability to employ our vessels profitably;

•	our limited number of assets and small number of customers;

•	performance by the counterparties to our charter agreements;

•	termination of our customer contracts;

•	delays and cost overruns in vessel construction projects;

•	our ability to incur additional indebtedness under and compliance with restrictions and covenants in our debt agreements;

•	our need for cash to meet our debt service obligations and to pay installments in connection with our newbuilding vessels;

•	our levels of operating and maintenance costs;

•	our dependence on key personnel;

•	availability of skilled workers and the related labor costs;

•	compliance with governmental, tax, environmental and safety regulation;

•	changes in tax laws, treaties or regulations;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 ("the FCPA"), the U.K. Bribery Act 2010, or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	operating hazards in the maritime transportation industry;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	the volatility of the price of our common shares;

•	our incorporation under the laws of the Republic of the Marshall Islands and the limited rights to relief that may be available compared to other countries, including the United States;

•
our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, the terms of such financing and our ability to comply with covenants set forth in our existing and future financing arrangements; and

•	expectations regarding vessel acquisitions.

Any forward-looking statements contained in this prospectus should not be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations proves to be inaccurate or is not realized. You should thoroughly read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements and in "Risk Factors" in this prospectus. Additionally, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the forward-looking statements by these cautionary statements.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus, which represent the best judgment of our management. Such statements, estimates and projections reflect various assumptions made by us concerning anticipated results, which are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and which may or may not prove to be correct. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed on July 30, 2014, and incorporated by reference herein and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could significantly and negatively affect our business, financial condition and results of operations and our ability to pay dividends, and lower the trading price of our common shares. You may lose part or all of your investment.

The price of our common shares may be highly volatile.

The market price of the common shares may fluctuate significantly following this offering in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. An adverse development in the market price for our common shares could also negatively affect our ability to issue new equity to fund our activities.

We may have to issue additional shares in the future, which could cause the market price of our common shares to decline.

We may issue additional shares in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances. Our issuance of additional shares would have the following effects: our existing shareholders' proportionate ownership interest in us will decrease; the amount of cash available for dividends payable per share may decrease; the relative voting strength of each previously outstanding share may be diminished; and the market price of our shares may decline.

We will be subject to the filing requirements of a U.S. domestic issuer in the future, which could result in significant additional cost and expense.

We currently file periodic reports and registration statements with the SEC as a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. However, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, on September 30, 2014, we determined that we no longer qualify as a foreign private issuer.

Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status will make such provisions mandatory upon the expiration of certain compliance periods. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We will also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers, including the requirement that a majority of our board of directors satisfy the NYSE independence criteria.

United States tax authorities could treat us as a "passive foreign investment company," which could have adverse United States federal income tax consequences to United States holders.

A foreign corporation will be treated as a "passive foreign investment company," ("PFIC") for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of "passive income." For purposes of these tests, "passive income" generally includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services generally does not constitute "passive income." United States shareholders of a PFIC are subject to an adverse United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

There is a risk that we will be treated as a PFIC for our initial 2014 taxable year and 2015 taxable year. Whether we are treated as a PFIC for either year will depend, in part, upon whether our newbuilding contracts and the deposits made thereon are treated as assets held for the production of "passive income" and the average value of our assets treated as held for the production of "passive" income during such year.

Thereafter, whether we will be treated as a PFIC will depend upon the nature and extent of our operations. In this regard, we intend to treat the gross income we derive from our voyage and time chartering activities as services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, our vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and the United States Internal Revenue Service (the "IRS"), pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

For any taxable year in which we are, or were to be treated as, a PFIC, United States shareholders would face adverse United States federal income tax consequences. Under the PFIC rules, unless a shareholder makes an election available under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders"), excess distributions and any gain from the disposition of such shareholder's common shares would be allocated ratably over the shareholder's holding period of the common shares and the amounts allocated to the taxable year of the excess distribution or sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed with respect to such tax. See "Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders" for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

We may have to pay tax on United States source shipping income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a corporation that owns or charters vessels, as we and our subsidiaries do, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4%, or an effective 2%, United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We do not believe that we were able to qualify for exemption under Section 883 for our first fiscal year ended March 31, 2014 and as a consequence, our gross United States source shipping income for our first fiscal year, derived from two vessel voyages transporting cargo from Houston to ports in Brazil was subject to a 4% gross basis tax of $39,266 (without allowance for deductions).

For our taxable year 2015 and all subsequent taxable years, we and our subsidiaries intend to take the position that we qualify for exemption under Section 883 of the Code for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source shipping income. For example, we would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if certain "non‑qualified" shareholders with a 5% or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances on that we or any of our subsidiaries will qualify for exemption under Section 883 of the Code.

If we or our subsidiaries were not entitled to exemption under Section 883 of the Code for any taxable year based on our failure to satisfy the publicly‑traded test, we or our subsidiaries would be subject for such year to an effective 2% United States federal income tax on the gross shipping income we or our subsidiaries derive during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would decrease our earnings available for distribution to our shareholders.

USE OF PROCEEDS

All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from these sales.

CASH AND CAPITALIZATION

The following unaudited table sets forth our (i) cash and cash equivalents and (ii) consolidated capitalization at September 30, 2014 on an:

•	actual basis;
•	as adjusted basis to give effect to the following transactions, which occurred during the period from September 30, 2014 to November 26, 2014:
•	$1,278,500 in scheduled debt repayments under the terms of our secured loan agreement;
Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re‑capitalizations or special dividends between September 30, 2014 and November 26, 2014.
You should read this capitalization table together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of September 30, 2014 (in U.S. dollars)
	Actual	As Adjusted
CASH
Cash and cash equivalents	$283,013,780	$281,735,280
CAPITALIZATION
Debt
Secured debt(1)	123,912,500	122,634,000
Long‑term and current debt	$123,912,500	$122,634,000
Shareholders' Equity
Preferred stock, par value $0.01 per share: 5,000,000 shares authorized, none issued and outstanding actual and as adjusted	$—	$—
Common stock, par value $0.01 per share: 450,000,000 shares authorized; 57,783,494 shares issued and outstanding actual and as adjusted	577,835	577,835
Additional paid‑in capital	843,241,171	843,241,171
Retained earnings	10,269,769	10,269,769
Total Shareholders' Equity	$854,088,775	$854,088,775
Total Capitalization	$978,001,275	$976,722,775
(1)	All of our outstanding debt is secured by our mortgaged vessels and guaranteed by the Company.

PER SHARE MARKET PRICE INFORMATION

Our common shares have traded on the Norwegian OTC List since July 30, 2013 under the symbol "DORIAN" and on the New York Stock Exchange, or NYSE, since May 9, 2014, under the symbol "LPG."

The following tables set forth the high and low prices for our common shares for the calendar periods listed below.

The following information gives effect to a one-for-five reverse stock split of our common shares effected on April 25, 2014. Share prices on the Norwegian OTC List are presented in Norwegian Kroner.  On November 26, 2014, the exchange rate between the Norwegian Kroner and the U.S. dollar was NOK6.8294 to one U.S. dollar based on the Bloomberg Composite Rate in effect on that date.

	NYSE		Norwegian OTC List
	High (US$)	Low (US$)	High (NOK)	Low (NOK)
For the Fiscal Year Ended
March 31, 2014 (from July 30, 2013)	—	—	127.50	70.00

	NYSE		Norwegian OTC List
	High (US$)	Low (US$)	High (NOK)	Low (NOK)
For the Calendar Quarter
Third Quarter 2013*	—	—	80.00	70.00
Fourth Quarter 2013	—	—	115.00	75.00
First Quarter 2014	—	—	127.50	106.25
Second Quarter 2014**	24.93	17.95	132.00	105.00
Third Quarter 2014	24.20	17.73	132.00	114.50

	NYSE		Norwegian OTC List
	High (US$)	Low (US$)	High (NOK)	Low (NOK)
For the Month
May 2014**	20.55	17.95	118.00	105.00
June 2014	24.93	20.19	132.00	118.00
July 2014	24.20	19.99	132.00	132.00
August 2014	21.06	18.88	132.00	132.00
September 2014	20.27	17.73	132.00	114.50
October 2014	18.15	13.98	114.50	114.50
November 2014***	16.11	13.78	114.50	75.00

*	From July 30, 2013, the initial listing date, through September 30, 2013
**	Period for the NYSE begins on May 9, 2014
***	Through and including November 26, 2014

DIVIDEND POLICY

We have not paid any dividends since our inception in July 2013, and do not expect to pay dividends in the near term due to our expansion strategy.  We currently intend to retain future earnings, if any, to finance the growth of our business.

Our longer-term objective, however, is to pay dividends in order to enhance shareholder returns. The timing and amount of dividend payments will depend on, among other things, earnings, capital expenditure commitments, market prospects, current capital expenditure programs, investment opportunities, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, and the terms and restrictions of our loan agreement and other future credit facilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries' distributing to us their earnings and cash flows. Our subsidiaries that own the four vessels who are party to our existing secured term loan facility with the Royal Bank of Scotland are prohibited from paying dividends to us without the consent of the lender. However, the loan facility permits the borrowers to make expenditures to fund the administration and operation of Dorian LPG Ltd.

Any future dividends declared will be at the discretion of our board of directors and will depend upon our financial condition, earnings and other factors, including the financial covenants contained in our loan agreements. Our ability to pay dividends is also subject to Marshall Islands law, which generally prohibits the payment of dividends other than from operating surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.

SELECTED FINANCIAL AND OPERATING DATA

THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING GENERALLY RESULTS IN INCREASED OR DECREASED AMORTIZATION AND DEPRECIATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.
The following table presents selected historical financial and operating data as follows:
•
The selected historical financial data as of March 31, 2014 and for the period July 1, 2013 (inception) to March 31, 2014 of Dorian LPG Ltd. and as of and for the fiscal years ended March 31, 2013 and 2012 and for the period April 1, 2013 to July 28, 2013 of the Predecessor Businesses' of Dorian LPG Ltd. have been derived from our audited consolidated financial statements and notes thereto and the selected historical financial data of the Predecessor have been derived from the Predecessor Businesses' audited combined financial statements. The selected historical financial and operating data should be read together with and are qualified in its entirety by reference to such financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and should also be read together with "Item 5. Operating and Financial Review" in our Annual Report on Form 20-F filed with the SEC on July 30, 2014

•
The selected historical financial data as of September 30, 2014 and for the six months ended September 30, 2014  and for the period July 1, 2013 (inception) to September 30, 2013 have been derived from our interim unaudited condensed consolidated financial statements included in our Form 6-K filed with the SEC on November 6, 2014. Operating results for the six months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 2015. The interim financial and operating data should be read together with and are qualified in its entirety by reference to such interim unaudited condensed consolidated financial statements, which have been prepared in accordance U.S. GAAP.

	Dorian LPG Ltd.	Predecessor Businesses of Dorian LPG Ltd.
	Period July 1, 2013 (inception) To March 31, 2014	Period April 1, 2013 To July 28, 2013	Years Ended March 31,
			2013	2012
	(in U.S. dollars, except fleet data)
Statement of Operations Data
Revenues	$29,633,700	$15,383,116	$38,661,846	$34,571,042
Expenses
Voyage expenses	6,670,971	3,623,872	8,751,257	2,075,698
Voyage expenses‑related party	—	198,360	505,926	448,683
Vessel operating expenses	8,394,959	4,638,725	12,038,926	14,410,349
Management fees‑related party	3,122,356	601,202	1,824,000	1,824,000
Depreciation and amortization	6,620,372	3,955,309	12,024,829	11,847,628
General and administrative expenses	433,674	28,204	157,039	80,552
Total expenses	25,242,332	13,045,672	35,301,977	30,686,910
Operating income	4,391,368	2,337,444	3,359,869	3,884,132
Other income/(expenses)
Interest and finance costs	(1,579,206)	(762,815)	(2,568,985)	(2,415,855)
Interest income	428,201	98	598	504
(Loss)/Gain on derivative, net	(1,104,001)	2,830,205	(5,588,479)	(10,943,316)
Foreign currency gain/(loss), net	697,481	(5)	(53,700)	2,215
Total other income/(expenses), net	(1,557,525)	2,067,483	(8,210,566)	(13,356,452)
Net income/(loss)	$2,833,843	$4,404,927	$(4,850,697)	$(9,472,320)
Earnings per common share, basic and diluted	$0.09	—	—	—
Other Financial Data
Adjusted EBITDA(1)	$12,137,422	$6,292,846	$15,331,596	$15,734,479
Fleet Data
Calendar days(2)	984	476	1,460	1,464
Available days(3)	964	476	1,447	1,421
Operating days(4)	941	449	1,359	1,405
Fleet utilization(5)	97.7%	94.3%	93.9%	98.9%
Average Daily Results
Time charter equivalent rate(6)	$24,402	$25,748	$21,637	$22,809
Daily vessel operating expenses(7)	$8,531	$9,745	$8,246	$9,843

	Dorian LPG Ltd.	Predecessor Businesses of Dorian LPG Ltd.
	As of March 31, 2014	As of March 31, 2013
	(in U.S. dollars)
Balance Sheet Data
Cash and cash equivalents	$279,131,795	$1,041,644
Restricted cash, current	30,948,702	—
Restricted cash, non‑current	4,500,000	—
Total assets	840,245,766	194,447,604
Current portion of long-term debt	9,612,500	12,112,000
Long-term debt – net of current portion	119,106,500	128,718,500
Total liabilities	148,046,334	181,689,814
Total shareholders' / owners' equity	692,199,432	12,757,790

(in U.S. dollars, except fleet data)	Six months ended September 30, 2014	July 1, 2013 (inception) to September 30, 2013
Statement of Operations Data
Revenues	$36,212,051	$6,055,682
Expenses
Voyage expenses	7,143,558	1,822,424
Vessel operating expenses	8,670,968	2,175,059
Management fees‑related party	1,125,000	872,356
Depreciation and amortization	5,501,080	1,682,697
General and administrative expenses	5,094,724	12,879
Total expenses	27,535,330	6,565,415
Operating income/(loss)	8,676,721	(509,733)
Other income/(expenses)
Interest and finance costs	(215,992)	(649,863)
Interest income	241,628	100,039
Gain/(loss) on derivatives, net	(1,045,835)	(599,148)
Foreign currency gain/(loss), net	(220,596)	232,944
Total other income/(loss), net	(1,240,795)	(916,028)
Net income/(loss)	$7,435,926	$(1,425,761)
Earnings/(loss) per common share, basic and diluted	$0.13	$(0.08)
Other Financial Data
Adjusted EBITDA(1)	$14,965,356	$1,505,947
Fleet Data
Calendar days(2)	805	256
Available days (3)	752	239
Operating days(4)	683	233
Fleet utilization(5)	90.8%	97.5%
Average Daily Results
Time charter equivalent rate(6)	$42,560	$18,168
Daily vessel operating expenses(7)	$10,771	$8,496

(in U.S. dollars)	As of September 30, 2014
Balance Sheet Data
Cash and cash equivalents	$283,013,780
Restricted cash, current	—
Restricted cash, non‑current	4,510,000
Total assets	1,000,601,014
Current portion of long-term debt	9,612,000
Long-term debt – net of current portion	114,300,500
Total liabilities	146,512,239
Total shareholders' equity	854,088,775

(1)
Adjusted EBITDA represents net income before interest and finance costs, loss/(gain) on derivatives, net, stock compensation expense and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.
The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

Dorian LPG Ltd.	Predecessor Businesses of Dorian LPG Ltd.
Period July 1 (inception) To March 31,	Period April 1, 2013 To	Years Ended March 31,
2014	July 28, 2013	2013	2012

(in U.S. dollars)	(in U.S. dollars)
Net income/(loss)	$ 2,833,843	$ 4,404,927	$ (4,850,697)	$ (9,472,320)
Interest and finance costs	1,579,206	762,815	2,568,985	2,415,855
Loss /(Gain) on derivatives, net	1,104,001	(2,830,205)	5,588,479	10,943,316
Depreciation and amortization	6,620,372	3,955,309	12,024,829	11,847,628
Adjusted EBITDA	$ 12,137,422	$ 6,292,846	$ 15,331,596	$ 15,734,479

(in U.S. dollars)	Six months ended September 30, 2014	July 1, 2013 (inception) to September 30, 2013
Net income/(loss)	$7,435,926	$(1,425,761)
Interest and finance costs	215,992	649,863
Loss/(gain) on derivatives-net	1,045,835	599,148
Stock-based compensation expense	766,523	-
Depreciation and amortization	5,501,080	1,682,697
Adjusted EBITDA	$14,965,356	$1,505,947

(2)
We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)
We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)
We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire.

(5)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)
Time charter equivalent rate, or "TCE rate", is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company's performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period.

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

SELLING SHAREHOLDERS
This prospectus relates to the proposed sale from time to time of up to 33,789,576 of our common shares owned and offered by the selling shareholders named in the table below, or their respective donees, pledgees, transferees or other successors in interest. We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholders to offer these shares for resale from time to time, pursuant to the Shareholders Agreement by and among the Company, Scorpio Tankers, SeaDor Holdings and Dorian Holdings, dated November 26, 2013, and the Registration Rights Agreement by and between the Company and Kensico Capital Management, dated June 3, 2014.

The 33,789,576 shares of our common stock covered by this prospectus were acquired by the selling shareholders named in the table below in private transactions as described in "Item 7.  Recent Sales of Unregistered Securities."

Set forth below is information regarding the names and number of common shares owned and offered by the Selling Shareholders. The table is based upon information provided by the Selling Shareholders. The table assumes that all the shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering.

Name of Selling Shareholder	Common Shares Owned Before Offering (1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering (2)
Scorpio Tankers Inc.	9,392,083	16.3%	9,392,083	—	—
SeaDor Holdings LLC(3)(4)	9,327,135	16.1%	9,327,135	—	—
Kensico Capital Management Corporation(5)	8,014,837	13.9%	8,014,837	—	—
Dorian Holdings LLC(3)(6)	5,642,823	9.8%	5,642,823	—	—
BH Logistics, LP	1,412,698	2.4%	1,412,698	—	—
Total	33,789,576	58.5%	33,789,576	—	—

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)	Calculated based on 57,783,494 shares issued and outstanding as of the date of this prospectus.
(3)	Deemed to beneficially own a portion of these shares through Concord LPG Holdings LLC.
(4)	SeaDor Holdings LLC is wholly owned by SEACOR Holdings Inc.
(5)
Michael Lowenstein and Thomas J. Coleman serve as Co-Presidents of Kensico Capital Management Corporation and may be deemed to have voting and dispositive power over the shares held by Kensico Capital Management Corporation.

(6)	Dorian Holdings LLC is wholly owned by Astromar LLC, of which John Hadjipateras, our Chairman, President and Chief Executive Officer, is a shareholder.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of shares as of the date of this prospectus held by beneficial owners of 5% or more of our shares and by our directors and executive officers. The table assumes that all shares of our common stock offered for sale in the prospectus are sold. The persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

	Shares Beneficially Owned Prior to Offering		Shares to be Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number	Percentage(1)	Number	Percentage(1)
Directors and executive officers	*	*	*	*
Scorpio Tankers Inc.	9,392,083	16.3%	—	—
SeaDor Holdings LLC(2)(3)	9,327,135	16.1%	—	—
Kensico Capital Management Corporation(4)	8,014,837	13.9%	—	—
Dorian Holdings LLC(2)(5)	5,642,823	9.8%	—	—
Amici Capital, LLC(6)	2,923,956	5.1%	2,923,956	5.1%

________________
*	Each of our directors and executive officers beneficially owns less than 1% of our outstanding common shares.
(1)	Calculated based on 57,783,494 shares issued and outstanding as of the date of this prospectus.
(2)	Deemed to beneficially own a portion of these shares through Concord LPG Holdings LLC.
(3)	SeaDor Holdings LLC is wholly owned by SEACOR Holdings Inc.
(4)
Michael Lowenstein and Thomas J. Coleman serve as Co-Presidents of Kensico Capital Management Corporation and may be deemed to have voting and dispositive power over the shares held by Kensico Capital Management Corporation.

(5)	Dorian Holdings LLC is wholly owned by Astromar LLC, of which John Hadjipateras, our Chairman, President and Chief Executive Officer, is a shareholder.
(6)
Information is based on a Schedule 13G filed by Amici Capital, LLC on October 10, 2014. According to the Schedule 13G, Amici Capital, LLC and Paul E. Orlin have beneficial ownership of the securities to which the filing relates.  According to the Schedule 13G, the address of the beneficial owners is c/o Amici Capital, LLC, 666 Fifth Avenue, Suite 3403, New York, New York 10103.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our articles of incorporation and bylaws currently in effect. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, please read our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement, of which this prospectus is a part.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which companies may be organized under the Marshall Islands Business Corporation Act of 1981, or the BCA.

Authorized Capitalization

Under our articles of incorporation, our authorized share capital consists of 450 million common shares, par value $0.01 per share, of which 57,783,494 shares were issued and outstanding as of the date of this prospectus and 50 million preferred shares, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our shares are in registered form.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Please read "Dividend Policy." Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred shares

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and any rate adjustments;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Authorized but Unissued Share Capital

The BCA does not require shareholders' approval for any issuance of authorized shares.

Share History

On July 1, 2013, we issued 100 shares to Dorian Holdings in connection with our formation.

On July 29, 2013, we issued 18,644,324 shares in a private transaction exempt from registration under the Securities Act, of which Dorian Holdings and SEACOR Holdings purchased 4,667,135 and 4,667,135 shares respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.

On November 26, 2013, we issued 7,990,425 shares to Scorpio Tankers in a private transaction exempt from registration under the Securities Act.

On November 26, 2013, we issued 16,081,081 shares in a private transaction exempt from registration under the Securities Act, of which Scorpio Tankers, Dorian Holdings and SeaDor Holdings purchased 4,824,324, 975,688 and 4,660,000 shares, respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.

On February 12, 2014, we issued 5,649,200 shares in a private transaction exempt from registration under the Securities Act.

On April 25, 2014, we issued 1,412,698 common shares in a private transaction exempt from registration under the Securities Act.

On April 25, 2014 a one-for-five reverse stock split was effected for all of our issued and outstanding common shares, all share numbers have been retrospectively restated to reflect this reverse stock split.

On May 13, 2014, we completed an initial public offering of 7,105,263 common shares on the New York Stock Exchange at a price of $19.00 per share, or $135.0 million in gross proceeds not including underwriting fees or closing costs of $11.5 million.

On May 22, 2014, we completed the issuance of 245,521 common shares related to the overallotment exercise by the underwriters of the Company's initial public offering at a price of $19.00 per share, or $4.7 million in gross proceeds not including underwriting fees or closing costs of $0.3 million.

On June 25, 2014, the Company completed the exchange offer of unregistered common shares that it previously issued in its prior equity private placements, other than the common shares owned by its affiliates, for 15,528,507 common shares that have been registered under the Securities Act of 1933, as amended, the complete terms and conditions of which were set forth in a prospectus dated May 8, 2014 and the related letter of transmittal.

On June 30, 2014, the Company granted 655,000 restricted stock awards to certain of its officers under the equity incentive plan that vest over 5 years.

Directors

Our articles of incorporation provide that, subject to any rights of holders of preferred shares, our directors shall be divided into three classes. The term of office of one or another of the three classes shall expire each year. The term of the first class of our directors will expire at the annual general meeting in 2017, the second class of our directors will expire at the annual general meeting in 2015 and the third class of our directors will expire at the annual general meeting in 2016. The directors elected at our general meetings shall be identified as being directors of the same class as the ones they succeed, and shall hold office until the third succeeding annual general meeting. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, and any such director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Our articles of incorporation provide that no director may be removed except both for cause and with the affirmative vote of two-thirds of the votes cast at an annual general meeting.

Shareholder meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of The Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our articles of incorporation include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

"Blank Check" Preferred Shares

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Election and removal of directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by stockholders

Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

•
any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this initial public offering;

•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Transfer Agent

The registrar and transfer agent for the common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol "LPG."

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. You should be aware that the BCA differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we can not predict whether Republic of the Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Held at a time and place as designated or in the manner provided in the bylaws	Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Republic of the Marshall Islands	May be held within or outside Delaware

Notice:

Whenever shareholders are required or permitted to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting

A copy of the notice of any meeting shall be given not less than 15 nor more than 60 days before the meeting

Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice shall state the place, if any, date and hour of the meeting and the means of remote communication, if any, by which shareholders may be deemed to be present and vote at the meeting

Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting

Any action required or permitted to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote
Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if consent is in writing and signed by the holders of outstanding stock having the number of votes necessary to authorize or take action at a meeting

Each shareholder entitled to vote may authorize another person to act for him by proxy	Each shareholder entitled to vote may authorize another person or persons to act for each shareholder by proxy

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

The certificate of incorporation or bylaws may specify the number necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

Except as otherwise required by the BCA or our articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or our articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon

Unless otherwise specified in the certificate of incorporation or by-laws, directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders

The articles of incorporation may provide for cumulative voting	The certificate of incorporation may provide for cumulative voting

Dissenters' Rights of Appraisal
Shareholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions
Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware
Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest in such shares. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	Delaware Court of Chancery Rule 23.1 governs the procedures for derivative actions by shareholders

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

Attorney's fees may be awarded if the action is successful

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less

Directors
Board must consist of at least one member	Board must consist of at least one member

Removal:	Removal:

•	Any or all of the directors may be removed for cause by vote of the shareholders.	•
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

•	If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Number of board members may be fixed by the by-laws, by the shareholders, or by action of the board under the specific provisions of a by-law

Number of board members may be changed by amendment of the by-laws, by the shareholders or by action of the board under specific provision of a by-law; however if the board is authorized to change the number of directors, it can only do so by a majority of the entire board

Number of board members shall be fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

Duties of Directors
Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

TAX CONSIDERATIONS
            The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, United States Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our shares of common stock, may be subject to special rules. This discussion deals only with holders who purchase common shares in connection with this offering and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or non-United States law of the ownership of common shares.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and of our common shares to our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders, each as defined below, of the common shares. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in this prospectus and assumes that we conduct our business as described herein. References in the following discussion to the "Company," "we," "our" and "us" are to Dorian LPG Ltd. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Operating Income: In General

We anticipate that we will earn substantially all our income from the hiring of vessels for use on a time or spot charter basis and from the performance of services directly related to those uses, all of which we refer to as "shipping income."

Unless we qualify from an exemption from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, a foreign corporation such as the Company will be subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, to which we refer as "United States source shipping income." For United States federal income tax purposes, "United States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources entirely outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, we are not permitted by United States law to engage in the transportation of cargoes that produces 100% United States source shipping income.

Unless we qualify for the exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 and the Treasury Regulations thereunder, a foreign corporation will be exempt from United States federal income taxation of its United States source shipping income if:

(1)
it is organized in a "qualified foreign country" which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

(2)	one of the following tests is met:

(A)
more than 50% of the value of its shares is beneficially owned, directly or indirectly, by "qualified shareholders," which as defined includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test"; or

(B)	its shares are "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly-Traded Test."

The Republic of The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, has been officially recognized by the United States Internal Revenue Service, or the IRS, as a qualified foreign country that grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we earn and currently expect to earn in the future. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Prior to our initial public offering, we do not believe that we were able to qualify for exemption under Section 883 and as a consequence, our gross United States source shipping income for our first fiscal year ending March 31, 2014, derived from two vessel voyages transporting cargo from Houston to ports in Brazil is subject to a 4% gross basis tax of $39,266 (without allowance for deductions).

We anticipate that we will satisfy the Publicly‑Traded Test, a factual determination made on an annual basis, with respect to our taxable year ending March 31, 2015 and all subsequent taxable years. We do not currently anticipate circumstances under which we would be able to satisfy the 50% Ownership Test after our initial public offering.

Publicly-Traded Test

The Treasury Regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company's common shares, which constitute its sole class of issued and outstanding stock will, after this offering, be "primarily traded" on the New York Stock Exchange, or the NYSE.

Under the Treasury Regulations, our common shares will be considered to be "regularly traded" on an established securities market if one or more classes of our shares representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the "listing threshold." Since, after this offering, all our common shares will be listed on the NYSE, we expect to satisfy the listing threshold.

The Treasury Regulations also require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, which we refer to as the "trading frequency test"; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year must be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the "trading volume" test. We anticipate that we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with our common shares, such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of shares will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding stock, to which we refer as the "5% Override Rule."

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our common shares, or "5% Shareholders," the Treasury Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, as owning 5% or more of our common shares. The Treasury Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, qualified shareholders (as defined for purposes of Section 883) own sufficient number of shares to preclude non-qualified shareholders in such group from owning 50% or more of our common shares for more than half the number of days during the taxable year.

We anticipate that we will be able to satisfy the Publicly‑Traded Test and will not be subject to the 5% Override Rule for our taxable year ending March 31, 2015 and all subsequent taxable years.  However, there are factual circumstances beyond our control that could cause us to lose the benefit of the Section 883 exemption. For example, there is a risk that we could no longer qualify for Section 883 exemption for a particular taxable year if "non-qualified" 5% Shareholders were to own 50% or more of our outstanding common shares on more than half the days of the taxable year. Under these circumstances, we would be subject to the 5% Override Rule and we would not qualify for the Section 883 exemption unless we could establish that our shareholding during the taxable year was such that non-qualified 5% Shareholders did not own 50% or more of our common shares on more than half the days of the taxable year. Under the Treasury Regulations, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them. Given the factual nature of the issues involved, we can give no assurances in regards of our or our subsidiaries' qualification for the Section 883 exemption.

Taxation in Absence of Section 883 Exemption

If the benefits of Section 883 are unavailable, our United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, or the "4% gross basis tax regime," to the extent that such income is not considered to be "effectively connected" with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, we would generally be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

☐	we have, or are considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

☐
substantially all of our United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our United States source shipping income will be "effectively connected" with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of United States Holders

As used herein, the term "United States Holder" means a holder that for U.S. federal income tax purposes is a beneficial owner of common shares and is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in its common shares and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as foreign source dividend income and will generally constitute "passive category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common shares to certain non-corporate United States Holders will generally be treated as "qualified dividend income" that is taxable to such United States Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares will be traded), (2) the shareholder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend, and (3) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year.

There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of such non-corporate United States Holders, although, as described above, we expect such dividends to be so eligible provided an eligible non-corporate United States Holder meets all applicable requirements and we are not a passive foreign passive investment company in the taxable year during which the dividend is paid or the immediately preceding taxable year. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate United States Holder.

Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted tax basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income," then any loss derived by certain non-corporate United States Holders from the sale or exchange of such common shares will be treated as long term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of certain non-corporate United States Holders are currently eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a "passive foreign investment company," or a PFIC, for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder holds our common shares, either

☐	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

☐	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our ship-owning subsidiaries in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

The PFIC rules contain an exception pursuant to which a foreign corporation will not be treated as a PFIC during its "start-up year." Under this exception, a foreign corporation will not be treated as a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those taxable years. We may be able to rely upon the start-up exception to avoid being treated as a PFIC for our initial taxable year. However, as discussed below, we may be treated as a PFIC during either our 2014 taxable year or our 2015 taxable year.  Currently, our taxable year ends on March 31. In addition, there is limited guidance regarding the application of the start-up exception.  Therefore, there can be no assurance that we will be able to satisfy the exception.

We believe that income we earn from the voyage charters, and also from time charters, for the reasons discussed below, of our initial fleet during our initial taxable year 2014 and our taxable year 2015 will be treated as active income for PFIC purposes and as a result, we intend to take the position that we satisfy the first leg of the PFIC criteria, the 75% income test, for our initial taxable year 2014 and the taxable year 2015.

Whether we are or will be treated a PFIC for our initial taxable year 2014 and our taxable year 2015 will depend, in part, upon whether our newbuilding contracts and the deposits made thereon are treated as assets held for the production of passive income and the level of cash held on hand during each of these taxable years.  In making such determination, we intend to take the position that the newbuilding contracts and the deposits thereon are assets held for the production of active income on the basis that we expect to either time or voyage charter all vessels upon their completion and delivery under the newbuilding contracts.  However, there is no direct authority on this point and it is possible that the IRS may disagree with our position.

Assuming there is no substantial delay in the current vessel delivery schedules under our newbuilding contracts and all, or substantially all, of the vessels upon completion and delivery under such newbuilding contracts will be voyage or time chartered, we intend to take the position for the taxable year 2016 that we will not be treated as a PFIC on the basis that vessels operating on voyage or time charters should be treated as assets held for the production of active income.  Our belief is based principally on the position that the gross income we derive from our voyage or time chartering activities should constitute services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, for any taxable year in which we are, or were to be treated as, a PFIC, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common shares, as discussed below. A United States holder of shares in a PFIC will be required to file an annual information return containing information regarding the PFIC as required by applicable Treasury Regulations.  We intend to promptly notify our shareholders if we determine we are a PFIC for any taxable year.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an "Electing Holder," the Electing Holder must report for United States federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from us by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as "qualified dividend income." Net capital gain inclusions of certain non-corporate United States Holders would be eligible for preferential capital gains tax rates. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the Electing Holder's tax basis in the common shares. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A United States Holder would make a timely QEF election for our common shares by filing one copy of IRS Form 8621 with his United States federal income tax return for the first year in which he held such shares when we were a PFIC.  If we take the position that we are not a PFIC for any taxable year, and it is later determined that we were a PFIC for such taxable year, it may be possible for a United States Holder to make a retroactive QEF election effective for such year.  If we were to be treated as a PFIC for our initial taxable year 2015 and our taxable year 2015, we anticipate that, based on our current projections, we would not a s significant amount of taxable income or gain that would be required to be included in income for each such year by United States Holders who have QEF elections in effect for such year. If we determine that we are a PFIC for any taxable year, we will provide each United States Holder with all necessary information required for the United States Holder to make the QEF election and to report its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of the Electing Holder as described above.

Taxation of United States Holders Making a "Mark-to-Market" Election

Alternatively, for any taxable year in which we determine that we are a PFIC, and, assuming as we anticipate will be the case, our shares are treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to our common shares, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such Holder's adjusted tax basis in the common shares. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount recognized. In a year when we are a PFIC, any gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

For any taxable year in which we determine that we are a PFIC, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (ii) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

☐	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common shares;

☐
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be "qualified dividend income"; and

☐
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of "Non-United States Holders"

As used herein, the term "Non-United States Holder" means a holder that, for United States federal income tax purposes, is a beneficial owner of common shares (other than a partnership) that is not a United States Holder.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Dividends on Common Shares

A Non-United States Holder generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to our common shares, unless:

☐	the dividend income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States; or

☐	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of receipt of the dividend income and other conditions are met.

Sale, Exchange or Other Disposition of Common Shares

A Non-United States Holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

	the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States; or

	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

Income or Gains Effectively Connected with a United States Trade or Business

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, dividends on our common shares and gain from the sale, exchange or other disposition of our common shares, that are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, in the case of a corporate Non-United States Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable United States income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, and the payment of the gross proceeds on a sale of our common shares, made within the United States to a non-corporate United States Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the non-corporate United States Holder:

	fails to provide an accurate taxpayer identification number;

	is notified by the IRS that it has have failed to report all interest or dividends required to be shown on its federal income tax returns; or

	in certain circumstances, fails to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividends payments or other taxable distribution on our common shares by certifying their status on an appropriate IRS Form W-8. If a Non-United States Holder sells our common shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the Non-United States Holder certifies that it is a non-United States person, under penalties of perjury, or it otherwise establish an exemption. If a Non-United States Holder sells our common shares through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-United States Holder sells our common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-United States Holder is not a United States person and certain other conditions are met, or the Non-United States Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer's United States federal income tax liability by filing a timely refund claim with the IRS.

Individuals who are United States Holders (and to the extent specified in applicable Treasury regulations, Non-United States Holders and certain United States entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held in an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual United States Holder (and to the extent specified in applicable Treasury Regulations, a Non-United States Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. United States Holders (including United States entities) and Non-United States Holders are encouraged consult their own tax advisors regarding their reporting obligations in respect of our common shares.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein include donees, pledgees, transferees or other successors in interest, including any successor funds thereto, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

The Selling Shareholders may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:

·	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

·	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

·	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

·	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	broker-dealers, who may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

·	public or privately negotiated transactions;

·	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

·	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

·	any combination of the foregoing; or

·	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.

At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholders, other than BH Logistics, LP, against certain liabilities, including liabilities of any violation by the Company of the Securities Act, the Exchange Act and state securities laws applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholders to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholders other than BH Logistics, LP to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) a period of not less than 180 days.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.

Substantially all of our and our subsidiaries' assets are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Gary J. Wolfe of Seward & Kissel LLP, located at One Battery Park Plaza, New York, New York 10004, to accept service of process on our behalf in any such action.

Seward & Kissel LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Matters relating to United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The validity of the shares and certain other matters relating to Marshall Islands law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

EXPERTS

The consolidated financial statements of Dorian LPG Ltd incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the period ended March 31, 2014 have been audited by Deloitte-Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Predecessor Businesses of Dorian LPG Ltd., incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the period  ended March  31, 2014 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is  incorporated herein by reference .  Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the distribution of our shares in this offering will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC registration fee		$50,728.43
Blue sky fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accountants' fees and expenses	$	*
Miscellaneous costs	$	*

Total	$	*

*	To be updated, if necessary, by amendment or supplement to this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our shares offered by this prospectus. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of our shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with, and furnished to, the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus.  However, statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information Additional information regarding our business, assets, loan facilities, legal proceedings, our results of operations, liquidity and capital resources, quantitative and qualitative disclosures about market risk, our directors and executive officers, compensation of management and our directors, security ownership of certain beneficial owners and management, and certain relationships and related transactions, as well as our consolidated financial statements and our Predecessors combined financial statements  are incorporated in this prospectus by reference to:

•	our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, filed with the SEC on July 30, 2014;
•	our Report on Form 6-K, filed with the SEC on November 6, 2014, containing our unaudited interim condensed consolidated financial statements for the six-month period ended September 30, 2014; and
•	our Report on Form 6-K, filed with the SEC on November 7, 2014; and
•	our Report on Form 6-K, filed with the SEC on December 3, 2014; and
•	our Report on Form 6-K/A, filed with the SEC on December 3, 2014.

This prospectus may contain information that updates or modifies information in one or more of the documents incorporated by reference in this prospectus.

You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:

Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674 9695 (telephone number)

These reports may also be obtained on our website at www.dorianlpg.com. None of the information on our website is a part of this prospectus.

Up to 33,789,576 of our Common Shares
Offered by the Selling Shareholders

Dorian LPG Ltd.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.  Indemnification of Directors and Officers

The Bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1)
all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

(2)
all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows: Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.  Recent Sales of Unregistered Securities

The following information gives effect to a one-for-five reverse stock split of our common shares effected on April 25, 2014. On July 1, 2013, we issued 100 shares to Dorian Holdings in connection with our formation, on July 29, 2013 we issued an aggregate of 18,644,324 shares, on November 26, 2013 we issued an aggregate of 24,071,506 shares, on February 12, 2014, we issued an aggregate of 5,649,200 shares and on April 25, 2014, we issued 1,412,698 shares. These sales were deemed to be exempt from registration under the Securities Act in reliance upon the exemptions to the Securities Act indicated in the table below. There were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.

Securities Sold	Date Sold	Consideration	Registration Exemption	Purchasers

100 common shares	July 1, 2013	$100	Section (4)2	Dorian Holdings
9,310,054 common shares	July 29, 2013	$117.7 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
4,667,135 common shares	July 29, 2013
Option rights, interests in vessel owning entities and cash, as further described in Note 1 to our consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on July 30, 2014

			Section 4(2)	Dorian Holdings
4,667,135 common shares	July 29, 2013	Subsidiary entities and cash, as further described in Note 1 to our consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on July 30, 2014	Section 4(2)	SeaDor Holdings
7,990,425 common shares	November 26, 2013
Option rights, 100% ownership of an entity that is party to a newbuilding contract and cash, as further described in Note 1 to our consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on July 30, 2014

			Section 4(2)	Scorpio Tankers
16,081,081 common shares	November 26, 2013	$245.6 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
5,649,200 common shares	February 12, 2014	$100.0 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
1,412,698 common shares	April 25, 2014	$26.0 million	Section 4(2)	BH Logistics, LP

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

3.3	Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

4.1	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company

8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters

10.1	Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.2
Shareholders Agreement Dorian LPG Ltd., Scorpio Tankers Inc., SeaDor Holdings LLC and Dorian Holdings LLC, incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.3
Purchase Agreement between Dorian LPG Ltd. and Scorpio Tankers Inc., dated November 26, 2013, incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.4
Management Agreement, dated July 26, 2013, between CMNL LPG Transport LLC and Dorian (Hellas), SA, incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.5
Management Agreement, dated July 26, 2013, between CJNP LPG Transport LLC and Dorian (Hellas), SA, incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.6
Management Agreement, dated July 26, 2013, between CNML LPG Transport LLC and Dorian (Hellas), SA, incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.7
Management Agreement, dated July 26, 2013, between Grendon Tanker LLC and Dorian (Hellas), SA, incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.8
Option and Assignment Agreement among Dorian LPG Ltd., Dorian Holdings, Dorian (Hellas) and Seacor Gas Transport Corporation, dated July 29, 2013, incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.9
Contribution and Release Agreement between Dorian LPG Ltd. and, Dorian (Hellas), SA and SeaDor Holdings LLC, dated July 29, 2013, incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.10
$135.2 million Term Loan Facility, dated July 29, 2013, between CJNP LPG Transport LLC, CMNL LPG Transport LLC, CNML LPG Transport LLC, Corsair LPG Transport LLC, Dorian LPG Ltd. and The Royal Bank of Scotland plc, incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.11
Contribution and Conveyance Agreement, dated July 29, 2013, between Dorian LPG Ltd. and Dorian Holdings LLC, incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.12
Charter Party Agreement with Petredec Limited with respect to Grendon, dated May 27, 2011, as amended, incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.13
Charter Party Agreement with Statoil ASA with respect to Captain Markos NL, dated October 20, 2010, incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.14
Charter Party Agreement with Statoil ASA with respect to Captain Nicholas ML, dated April 7, 2008, incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.15
Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG (USA) LLC and Eagle Ocean Transport Inc., incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.16
Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG (USA) LLC. and Highbury Shipping Services Ltd., incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.17
Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG Management Corp. and Dorian (Hellas) S.A., incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.18
Newbuilding Services Agreement, dated July 26, 2013, by and between Dorian LPG Ltd. and Dorian (Hellas) S.A., incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.19
Supplemental Letter to $135.2 million Term Loan Facility, dated October 18, 2013, incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.20
Form of Registration Rights Agreement by and between Dorian LPG Ltd. and Kensico Capital Management Corporation, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

10.21
Form of Vessel Management Agreement with Dorian LPG Management Corp. (Captain Markos NL), incorporated by reference to Exhibit 4.21 to the Company's Annual Report on Form 20-F for the year ended March 31, 2014, filed with the Commission on July 30, 2014

10.22
Form of General Agency Agreement with Dorian LPG Management Corp. (Captain Markos NL) , incorporated by reference to Exhibit 4.22 to the Company's Annual Report on Form 20-F for the year ended March 31, 2014, filed with the Commission on July 30, 2014

10.23
Newbuilding Service Agreement between Dorain LPG Ltd. and Dorian LPG (USA) LLC, incorporated by reference to Exhibit 4.23 to the Company's Annual Report on Form 20-F for the year ended March 31, 2014, filed with the Commission on July 30, 2014

10.24
Administrative, Advisory and Support Services Agreement between Dorian LPG Ltd. and Dorian LPG (USA) LLC, incorporated by reference to Exhibit 4.24 to the Company's Annual Report on Form 20-F for the year ended March 31, 2014, filed with the Commission on July 30, 2014

14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

21.1	List of Subsidiaries incorporated by reference to Exhibit 8.1 to the Company's Annual Report on Form 20-F for the year ended March 31, 2014, filed with the Commission on July 30, 2014

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)*

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*

24.1	Powers of Attorney (included in the signature page hereto)

(b)           Financial Statements

The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Not withstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby further undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 3rd day of December, 2014.

DORIAN LPG LTD.

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras
Title: Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe, Robert E. Lustrin, Will Vogel or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2014.

Signature	Title

/s/ John C. Lycouris	Director; Chief Executive Officer, Dorian LPG (USA) LLC
John C. Lycouris

/s/ Theodore B. Young	Chief Financial Officer and Treasurer; Chief Financial Officer and Treasurer, Dorian LPG (USA) LLC (Principal Financial Officer and Principal Accounting Officer)
Theodore B. Young

/s/ John C. Hadjipateras	Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC (Principal Executive Officer)
John C. Hadjipateras

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Øivind Lorentzen	Director
Øivind Lorentzen

/s/ Nigel D. Widdowson	Director
Nigel D. Widdowson

/s/ Thomas J. Coleman	Director
Thomas J. Coleman

/s/ Eric Fabrikant	Director
Eric Fabrikant

/s/ David Savett	Director
David Savett

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Stamford, Connecticut, on December 3, 2014.

DORIAN LPG (USA) LLC

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras
Title: President, Dorian LPG (USA) LLC